Exhibit 8.1

1919 Pennsylvania Ave NW Suite 800 Washington, DC 20006-3404 202.625.3500 tel 202.298.7570 fax www.katten.com

May 29, 2024

To the Addressees Listed

on Schedule One Attached Hereto

Re:	AmeriCredit Automobile Receivables Trust 2024-1 – Tax Opinion

Ladies and Gentlemen:

We have acted as tax counsel to AmeriCredit Financial Services, Inc., a Delaware corporation (“AmeriCredit”), AFS SenSub Corp., a Nevada corporation (“AFS SenSub”) and AmeriCredit Automobile Receivables Trust 2024-1 (the “Issuer”), as to certain matters in connection with the issuance of the $290,000,000 Class A-1 Asset Backed Notes (the “Class A-1 Notes”), $270,960,000 Class A-2-A Asset Backed Notes (the “Class A-2-A Notes”), $225,000,000 Class A-2-B Asset Backed Notes (the “Class A-2-B Notes”), $368,860,000 Class A-3 Asset Backed Notes (the “Class A-3 Notes”), $108,920,000 Class B Asset Backed Notes (the “Class B Notes”), $136,560,000 Class C Asset Backed Notes (the “Class C Notes”), $131,540,000 Class D Asset Backed Notes (the “Class D Notes”) and $47,760,000 Class E Asset Backed Notes (the “Class E Notes” and collectively with the Class C Notes, the Class D Notes and the Publicly Offered Notes, the “Notes”), which will be issued pursuant to an Indenture, dated as of May 29, 2024 (the “Indenture”), between the Issuer and Computershare Trust Company, N.A., as Trustee (in such capacity, the “Trustee”) and Trust Collateral Agent (in such capacity, the “Trust Collateral Agent”) and the certificate which will be issued pursuant to a Trust Agreement, dated as of April 11, 2024 as amended and restated as of May 29, 2024 (the “Trust Agreement”), between AFS SenSub and Wilmington Trust Company, as Owner Trustee (the “Owner Trustee”). The “Publicly Offered Notes” include the Class A-1 Notes, the Class A-2-A Notes, the Class A-2-B Notes, the Class A-3 Notes and the Class B Notes. Capitalized terms not otherwise defined herein have their respective meanings as set forth in the Indenture.

The term “Prospectus” means the Preliminary Prospectus together with the Final Prospectus.

The term “Registration Statement” means (i) the Registration Statement on Form SF-3 (No. 333-261851), including the exhibits thereto, (ii) all documents incorporated by reference therein pursuant to Item 12 of Form SF-3 and (iii) any post-effective amendment filed and declared effective prior to the date of issuance of the Notes. The term “Preliminary Prospectus” means the preliminary prospectus, dated May 15, 2024, specifically relating to the Publicly Offered Notes, as filed with the Commission pursuant to Rule 424 of the Rules and Regulations (“Rules and Regulations”) of the Commission under the 1933 Act. The term “Prospectus” means the prospectus, dated May 21, 2024, specifically relating to the Publicly Offered Notes, as filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations.

KATTEN MUCHIN ROSENMAN LLP

CENTURY CITY CHARLOTTE CHICAGO DALLAS LOS ANGELES

NEW YORK ORANGE COUNTY SHANGHAI WASHINGTON, DC

A limited liability partnership including professional corporations

LONDON: KATTEN MUCHIN ROSENMAN UK LLP

To the Addressees Listed

 on Schedule One Attached Hereto

May 29, 2024

As tax counsel, we have reviewed such documents as we have deemed appropriate for the purposes of rendering the opinions set forth below, including the Sale and Servicing Agreement, dated as of May 29, 2024 among the Issuer, AmeriCredit, AFS SenSub and the Trust Collateral Agent, the Indenture, the Trust Agreement (together, the “Governing Documents”), the Prospectus and other documents and matters of fact and law as we have deemed necessary for purposes of rendering the opinions set forth below. In addition, in conducting our analysis, we have relied on certain representations made to us by AmeriCredit and the underwriters.

We have examined the question of whether the Notes issued under the Indenture will constitute indebtedness for federal income tax purposes. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of tax counsel is not binding on the courts or the Internal Revenue Service (the “IRS”).

In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction. Based on our review, the characteristics of the transaction strongly indicate that in economic substance the transaction is the issuance of indebtedness, the form of the transaction is an issuance of indebtedness, and the parties have stated unambiguously their intention to treat the transaction as the issuance of indebtedness for tax purposes.

Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

(1) To the extent treated for U.S. federal income tax purposes as beneficially owned by a person other than AFS SenSub and its affiliates for such purposes, the Publicly Offered Notes, the Class C Notes and the Class D Notes will constitute indebtedness, and although such conclusion is not free from doubt, the Class E Notes should constitute indebtedness, and not an ownership interest in the automobile loan contracts, nor an equity interest in the Issuer or in a separate association taxable as a corporation or other taxable entity.

(2) Assuming the parties comply with the terms of the Governing Documents, the Issuer will not be characterized as an association, or publicly traded partnership, taxable as a corporation.

To the Addressees Listed

 on Schedule One Attached Hereto

May 29, 2024

(3) The statements in the Prospectus under the heading “Material Federal Income Tax Consequences,” as they relate to federal income tax matters and to the extent that they constitute matters of law or legal conclusions with respect thereto, accurately state all material federal income tax consequences of the purchase, ownership and disposition of the Notes to the original purchaser.

This opinion is for the benefit of the addressees hereof and any subsequent transferee of the Notes and it may not be relied on by any other party or quoted without our express consent in writing.

Except for the opinions set forth above, we express no opinion as to any other tax consequences of the transaction to any party under federal, state, local or foreign laws. Copies of this letter may not be made available, and this letter may not be quoted or referred to in any other document made available, to any other person or entity except to (i) any applicable rating agency, institution providing credit enhancement or liquidity support or governmental or regulatory authority, (ii) any accountant or attorney for any person or entity entitled hereunder to rely hereon or to whom or which this letter may be made available as provided herein and (iii) as otherwise required by law or in connection with any action to which you are a party arising out of the transactions contemplated hereunder to support an assertion by you of a due diligence defense under federal securities laws. Copies of this letter may be posted by the Issuer or AmeriCredit to a password protected website accessible by any non-hired “nationally recognized statistical rating organization” (a “NRSRO”) that provides to the Issuer or AmeriCredit the certification required by subsection (e) of Rule 17g-5 under the Securities Exchange Act of 1934, as amended (or any successor provision to such subsection) (“Rule 17g-5”), and agrees to keep this letter confidential as contemplated by Rule 17g-5; provided, that no such NRSRO will be entitled to rely on this letter, and each such NRSRO, by accessing a copy of this letter, will be deemed to have agreed to comply with the terms of this sentence and not to provide copies of this letter to any other person. We express no opinion on any matter not discussed in this letter, and we undertake no obligation to update the opinion contained herein after the date hereof. We place no limitations in this tax opinion, however, on the disclosure to the IRS of the tax structure or tax treatment of the transactions contemplated in the Governing Documents.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

SCHEDULE ONE

AmeriCredit Financial Services, Inc.

AmeriCredit Automobile Receivables

Trust 2024-1

801 Cherry Street, Suite 3500

Fort Worth, Texas 76102

AFS SenSub Corp.

801 Cherry Street, Suite 3500

Fort Worth, Texas 76102

Computershare Trust Company, N.A.

as Trustee and Trust Collateral Agent

1505 Energy Park Drive

St. Paul, Minnesota 55108

Wilmington Trust Company

as Owner Trustee

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890

Barclays Capital Inc.
 as a Representative

745 Seventh Avenue, 5th Floor

New York, New York 10019

BNP Paribas Securities Corp.

 as a Representative

787 Seventh Avenue

New York, New York 10019

Morgan Stanley & Co. LLC

 as a Representative

1585 Broadway

New York, New York 10036

Wells Fargo Securities, LLC

as a Representative

550 South Tryon Street, 5th Floor

Charlotte, North Carolina 28202

Deutsche Bank Securities Inc.

One Columbus Circle

New York, New York 10019

Goldman Sachs & Co. LLC

200 West Street

New York, NY 10282

Mizuho Securities USA LLC

1271 Avenue of the Americas, 3rd Floor

New York, New York 10020

MUFG Securities Americas Inc.

1221 Avenue of the Americas, 6th Floor

New York, New York 10020

S&P Global Ratings

55 Water Street, 41st Floor

New York, New York 10041

Moody’s Investors Service, Inc.

7 World Trade Center

250 Greenwich Street

New York, New York 10007

Ernst & Young LLP

5 Times Square

New York, New York 10036

SG Americas Securities, LLC as a Representative
245 Park Avenue
New York, New York 10167